Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form S-8 Registration Statement, pertaining to the 2010 Share Incentive Plan, 2019 Share Incentive Plan, as amended, of AnPac Bio-Medical Science Co., Ltd., of our report dated May 16, 2022 relating to the consolidated balance sheet of AnPac Bio-Medical Science Co., Ltd. and subsidiaries as of December 31, 2021, and the related consolidated statements of operations and comprehensive loss, equity and cash flows for the year ended December 31, 2021 as filed with the Securities and Exchange Commission on May 16, 2022 on Form 20-F.

/s/ Friedman LLP

New York, New York

May 16, 2022